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                                                                   EXHIBIT 3.1AA


                               AGREEMENT OF MERGER
                                       OF
                      F-M ENGINEERING COMPANY, INCORPORATED
                                       AND
                      BEN GUSTAFSON & SON MANUFACTURING CO.

        THIS AGREEMENT OF MERGER, dated the 27th day of September, 1960, made by and between a majority of the directors of F-M ENGINEERING COMPANY, INCORPORATED, a Minnesota corporation (hereinafter sometimes called "F-M"), as parties of the first part, and a majority of the directors of BEN GUSTAFSON & SON MANUFACTURING CO., a Minnesota corporation (hereinafter sometimes called "GUSTAFSON & SON"), as parties of the second part,

        WITNESSETH THAT:

        WHEREAS, the total number of authorized shares of F-M is Ten Thousand (10,000) shares of common stock, all of one class and all having no nominal or par value, of which 3,000 shares are outstanding, and

        WHEREAS, the total number of authorized shares of GUSTAFSON & SON is One Hundred Thousand (100,000) shares of common stock, all of one class and all having a par value of $1.00 each, of which 35,000 shares are outstanding, and

        WHEREAS, a majority of the directors of F-M and GUSTAFSON & SON, respectively, deem it advisable and in the best interests of the respective corporations to merge said corporations under the laws of Minnesota into a single corporation, which shall be one of said corporations, viz. F-M but under the new corporate name of "Gustafson Manufacturing Company, Inc.",

        NOW, THEREFORE, the parties hereto hereby agree upon and adopt this Agreement of Merger and further agree that F-M Engineering Company, Incorporated, a Minnesota corporation, is the "Surviving Corporation" as that term is used in the statutes of the State of Minnesota and that in lieu of the previous Articles of Incorporation of said Surviving Corporation, Articles I through XII hereof shall constitute the Articles of Incorporation of the Surviving Corporation; the Agreement of Merger prescribing further the terms and conditions of said merger and the mode of carrying the same into effect being as follows:

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                                        I

        The name of the Surviving Corporation shall be GUSTAFSON MANUFACTURING COMPANY, INC.

                                        II

        The purposes of the Surviving Corporation shall be as follows:

        (a) To engage in the manufacture, sale and distribution, both at wholesale and retail, of farm machinery, seed treating equipment, electrical equipment, mechanical equipment, household and farm appliances, chemical dispensers or proportioners and vehicle parts and sundries; and various related parts or supplies used in connection with said products to buy and sell and deal in any of the above, and to operate in connection therewith a repair shop and department, and to manufacture and sell and deal in metal, plastic and wood products.

        (b) To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares, and merchandise of every class and description as a wholesale distributor, jobber or retailer.

        (c) To purchase or otherwise acquire letters patent, concessions, licenses, inventions, rights and privileges, subject to royalty or otherwise, and whether exclusive, nonexclusive or limited, or any part interest in such letters patent, concessions, licenses, inventions, rights and privileges, whether in the United States or in any other part of the world; and to sell, let or grant any patent rights, concessions, licenses, inventions, rights or privileges belonging to the company, or which it may acquire, or any interest in the same; and to register any patent or patents for any invention or inventions, or obtain exclusive or other privileges in respect of the same, in any part of the world, and to apply for, exercise, use or otherwise deal with or turn to account any patent rights, concessions, monopolies or other rights or privileges, either in the United States or in any other part of the world; and to develop, manufacture and produce, and trade and deal in all machinery, plant, articles, appliances, things capable of being manufactured, produced or traded in by virtue of or in connection with any such letters patent, concessions, licenses, inventions, rights or privileges as aforesaid.

        (d) To purchase, acquire, hold, pledge, hypothecate, sell or otherwise dispose of shares, bonds, securities or other evidence of indebtedness.

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of any person, government, or of any domestic or foreign corporation, and while the owner thereof to exercise all the rights, powers and privileges of ownership.

        (e) To have one or more offices to carry on all or any part of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every kind and description in any of the states, districts, territories or colonies of the United States and in any and all foreign countries.

        (f) To issue bonds or obligations of this corporation from time to time for any of the objects or purposes of the corporation and to secure the same by mortgage, pledge, deed of trust or otherwise.

        (g) To acquire stock or bonds of this corporation, to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

        (h) To have and to exercise all the powers conferred by the laws of Minnesota upon corporations formed under the Minnesota Business Corporation Act and to do any of the things hereinbefore set forth to the same extent as natural persons might do or could do.

        The foregoing clauses shall be construed both as objects and powers, and the enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

                                       III

        The period of duration of the Surviving Corporation shall be perpetual.

                                       IV

        The location and post office address of the registered office of the Surviving Corporation shall be 6501 Cambridge Street, Minneapolis 26, Minnesota.

                                        V

        The total authorized number of shares which may be issued by the

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Surviving Corporation shall be one hundred thousand (100,000), all of one class and of the par value of $1.00 per share. The shareholders of this corporation shall have no pre-emptive rights to subscribe to any issue of shares or other securities of this corporation now or hereafter authorized.

                                       VI

        The amount of stated capital with which the Surviving Corporation shall begin business shall be Thirty-six Thousand Dollars ($36,000).

                                       VII

        The names and post office addresses and terms of office of the first directors of the Surviving Corporation are as follows:

Name                    Post Office Address                 Term
------------------     ----------------------     -------------------------
Wayne Gustafson        5405 Hansen Road           Until next annual meeting
                       Minneapolis, Minnesota

William S. Acheson     l6835 Patricia Lane        Until next annual meeting
                       Hopkins, Minnesota

Dorothy Gustafson      5405 Hansen Road           Until next annual meeting
                       Minneapolis, Minnesota

                                      VIII

        The names and post office addresses of each of the incorporators of the Surviving Corporation were:

        Wayne Gustafson                    5405 Hansen Road
                                           Minneapolis, Minnesota

        Hugo V. Olson                      1508 3rd Street South
                                           Moorhead, Minnesota

        William S. Acheson                 16635 Patricia Lane
                                           Hopkins, Minnesota

                                       IX

        The Board of Directors of the Surviving Corporation shall have authority to accept or reject subscriptions for shares made after incorporation, may grant rights to convert any securities of this corporation into shares of any class or classes, or grant options to purchase or subscribe for shares of any class or classes or for other securities of this corporation convertible into such shares.

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                                       X

        The Board of Directors of the Surviving Corporation shall have authority to make and alter the Bylaws of this corporation subject to the power of the shareholders to change or repeal such Bylaws provided that the Board of Directors shall not alter any Bylaw fixing their number, qualifications, classifications or terms of office.

                                       XI

        The holders of a majority of the outstanding shares shall have power to authorize the sale, lease, exchange or other disposal of all or substantially all of the property and assets of this corporation, including its good will, to amend this Agreement of Merger, and to adopt or reject an agreement of consolidation or merger.

                                       XII

        The Surviving Corporation reserves the right to amend, alter, change or repeal any provision contained in this Agreement of Merger, in the manner now or hereafter prescribed by statute or as herein provided, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                      XIII

        Until further action of the Board of Directors or shareholders of the Surviving Corporation, the Bylaws of F-M Engineering Company, Incorporated, in force at the effective date of this Agreement of Merger shall constitute the Bylaws of the Surviving Corporation.

                                       XIV

        The manner of converting the shares of each of the corporations which are parties hereto into shares of the Surviving Corporation shall be as follows:

        (a) Each outstanding share of F-M shall be and become three (3) shares of the Surviving Corporation.

        (b) Each outstanding share of GUSTAFSON & SON shall be and become seventy-five one hundredths (.75) of a share of the Surviving Corporation.

                                       -5-
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                                       XV

        If at any time the Surviving Corporation shall be advised that any further assignments, deeds, assurances in the law or other things are necessary or desirable to vest in the Surviving Corporation the title of any property of any of said corporations, parties hereto, the proper officers and directors of said corporations, respectively, shall and will execute all proper assignments, deeds and assurances in the law and do all things necessary and proper to vest title to such property in the Surviving Corporation and otherwise carry out the purposes of this Agreement of Merger.

                                       XVI

        This Agreement of Merger shall be submitted to the shareholders of said corporations, parties hereto, as provided by law of the State of Minnesota and shall become legally effective upon (i) the adoption of this Agreement of Merger by the vote of the requisite number of holders of shares of each of said corporations, parties hereto, respectively, and (ii) the filing and recording hereof as required by the law of the State of Minnesota; provided, however, it is intended that this agreement shall take effect except insofar as may be otherwise provided by law as of the close of business on September 30, 1960.

        IN WITNESS WHEREOF, this Agreement of Merger has been signed by the Directors, or a majority thereof, of each of the parties to said Agreement of Merger, respectively, all as of the day and year first written above.

                                        /s/ [signature]
                                        ----------------------------------------
                                        (A majority of the Directors of F-M
                                        Engineering Company, Incorporated)

                                        /s/ [signature]
                                        ----------------------------------------
                                        (A majority of the Directors of Ben
                                        Gustafson & Son Manufacturing Co.)

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